For Immediate Release

Altus Power Announces Closing of 121 Megawatts in Solar Assets from Basalt and Soltage
Expands its presence in the Southeast

Stamford, Conn.—December 21, 2023 – Altus Power, Inc. (NYSE: AMPS), the leading commercial-scale provider of clean electric power, today announced the closing of its acquisition of Project Hyperion, LLC, comprising of 121 megawatts in solar assets, primarily located in North and South Carolina. Hyperion was acquired from funds advised by Basalt Infrastructure Partners LLC and Soltage, LLC, a leading owner and developer of distributed solar and storage assets. The transaction expands Altus’ presence in the Southeast and introduces new government and municipal entities into the Altus portfolio.
“We are pleased to welcome new solar customers to the Altus portfolio and look forward to working with these high-quality government and municipal agencies to help them reach their sustainability goals through the use of clean, electric power,” said Gregg Felton, co-CEO, Altus Power. “Basalt and Soltage are important partners and their successful development of commercial scale solar complements our strengths in optimizing asset performance and providing superior customer management.”
“It was a pleasure to work alongside Soltage over the last seven years to build a high quality and diversified portfolio of solar assets,” said Wil Jones, Partner at Basalt. “Altus will be an excellent operator for the Hyperion portfolio going forward.”
Altus Power continues to drive plans to grow its portfolio of commercial scale solar assets to almost 900 MWs by the end of 2023. Altus Power currently owns and operates distributed solar arrays across 25 states, delivering clean, electric power at a discount to enterprises and households.
Altus Power additionally announced plans for an incremental draw of $163 million from its Blackstone long-term funding facility at a fixed interest rate of 6.70%. This amount includes $89 million to finance Hyperion with the remaining proceeds to provide long-term funding for other asset additions.
Stoel Rives LLP served as legal advisor to Altus Power. Marathon Capital Markets LLC served as exclusive financial advisor to Basalt and Soltage. Winston & Strawn LLP served as legal advisor to Basalt. Foley Hoag LLP served as legal advisor to Soltage. Parker Poe Adams & Berstein LLP served as legal advisor to Basalt and Soltage.
About Altus Power
Altus Power, based in Stamford, Connecticut, is the leading commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions.  Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.
About Basalt
Basalt is the investment advisor to infrastructure equity investment funds focusing on mid-market investments in utilities, power, transport, and communications infrastructure in North America and Europe. Other investments in North America by funds advised by Basalt include Helios Power, Black Bear Transmission, Habitat Solar, Xpress Natural Gas, Skyway Towers, Fatbeam and Fortbrand.
For more information, please visit www.basaltinfra.com

About Soltage
Soltage is a leading developer, owner, and operator of distributed utility-scale solar and storage assets for utility, commercial, industrial, and municipal customers across the United States. Soltage has developed more than 125 clean energy projects with more than 500MW total distributed generating capacity under construction and management. Soltage is headquartered in Jersey City, New Jersey and backed by Igneo Infrastructure Partners, a leading global investment manager with more than $17 billion in direct infrastructure assets. For more information, please visit www.soltage.com.
For More Information
Chris Shelton, Head of Investor Relations
mediarelations@altuspower.com
Forward-Looking Statements
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